Exhibit 5.1

[Form Opinion to be Delivered by BC Counsel]

February 10, 2011

Timmins Gold Corp.

609 Granville Street, Suite 520

Vancouver, British Columbia

Canada V7Y 1G5

Dear Sirs/Mesdames:

We are acting as local Canadian counsel to Timmins Gold Corp. (“Timmins”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) being filed by Timmins with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance by Timmins of common shares of Timmins (the “Common Shares”) in connection with the offer to exchange contemplated by the Registration Statement. This opinion is delivered in support of the Registration Statement, to which this opinion appears as an exhibit.

In rendering the opinion expressed herein, we have examined the Registration Statement and original or duplicate copies or certified copies of such corporate records and other documents and considered such questions of law as we have considered necessary for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers or representatives of Timmins.

In rendering the opinion expressed herein, we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Registration Statement has been declared effective by the SEC and the Common Shares have been issued in accordance with the terms and conditions set forth in the Registration Statement, the Common Shares will be duly authorized and validly issued as fully paid and non-assessable shares in the capital of Timmins.

We are qualified to practice law in the province of British Columbia and we do not express any opinion on any laws other than the laws of the province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus/offer to exchange included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours truly,